Exhibit 10.2

Execution Copy
RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (with the exhibits attached hereto, as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this "Agreement"), dated as of November 16, 2020, is entered into by and among: (i) General Moly, Inc., a Delaware corporation ("General Moly"); (ii) New Moly LLC, a Delaware limited liability company (“New Moly”), Bruce D. Hansen, an individual, and Bong T. Hansen, an individual, as lenders under the DIP Credit Agreement (collectively, the “DIP Lenders”); (iii) Bruce D. Hansen, an individual, as bondholder, and Steve Mooney, an individual, as bondholder (together, the "Bondholders" and collectively with their respective successors and permitted assigns and any subsequent bondholder that becomes party hereto in accordance with the terms hereof, the "Consenting Bondholders"); and (iv) Nevada Moly, LLC, a Delaware limited liability company (“Nevada Moly”), Kobeh Valley Ranch, LLC, a Nevada limited liability company (“KVR”), POS-Minerals Corporation, a Delaware corporation (“POSCO”), Mount Hope Mines, Inc., a Colorado corporation (“MHMI”), Eureka Moly, LLC, a Delaware limited liability company (“Eureka Moly”), Resource Capital Fund IV L.P., a Cayman Islands exempt limited partnership (“RCF IV”), Resource Capital Fund VI L.P., a Cayman Islands exempt limited partnership (“RCF VI”), and Avanti Kitsault Mine Ltd. (fka Alloycorp Mining Inc.) (“Avanti Kitsault”) (Nevada Moly, KVR, POSCO, MHMI, Eureka Moly, RCF IV, RCF VI, and Avanti Kitsault collectively, the “Additional RSA Support Parties”). General Moly, the DIP Lenders, the Consenting Bondholders, the Additional RSA Support Parties, and any subsequent person or entity that becomes a party hereto in accordance with the terms hereof are each referred to herein as a "Party" and collectively referred to herein as the "Parties."

Recitals

A. The Parties have agreed to engage in good faith, arms'-length negotiations to enter into certain restructuring transactions (the "Restructuring") in accordance with the terms and conditions set forth in this Agreement.

B. The Restructuring shall include, (i) the preparation of a chapter 11 plan of reorganization for General Moly in form and substance reasonably satisfactory to the Requisite Consenting Creditors (as defined below) (the “Plan”), as debtor and debtor in possession, under title 11 of the United States Code (the “Bankruptcy Code”), on terms consistent with the term sheet attached hereto as Exhibit A and incorporated herein by reference (as may be amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, including any exhibits or schedules attached thereto (the "Plan Term Sheet")), and a disclosure statement containing "adequate information" (as that term is used in the Bankruptcy Code) with respect to the Plan (the "Disclosure Statement"); (ii) the negotiation of Definitive Documentation (as defined below) for the amendment and modification of that Lease Agreement dated effective October 19, 2005 between MHMI, as lessor, and Idaho General Mines, Inc. (n/k/a GMI), as lessee, as amended and assigned to Eureka Moly, for the lease of certain property, as contemplated in that Non-Binding Term Sheet, dated November 13, 2020, among MHMI, Eureka Moly, and General Moly, attached hereto as Exhibit B (the “Lease Amendment Term Sheet”); (iii) the sale of Eureka Moly assets, deferral of certain returns on capital contributions, and other agreements set forth in the Non-Binding Term Sheet, dated November 13, 2020, summarizing principal terms and conditions by which POSCO intends to support the Restructuring, attached hereto as Exhibit C (the “POSCO Term Sheet”); and (iv) the formation of New Moly, which will operate pursuant to the terms set forth in the New Moly Operating Agreement Summary of Indicative Terms and Conditions, dated November 13, 2020, attached hereto as Exhibit D (“New Moly Operating Agreement Term Sheet”).

C. The Restructuring shall be implemented through the commencement by General Moly of a voluntary case under chapter 11 of the Bankruptcy Code (the "Chapter 11 Case") in the United States Bankruptcy Court for the District of Colorado (the "Bankruptcy Court"), confirmation and consummation of the Plan, and the negotiation of Definitive Documentation mutually agreeable to the appropriate Parties for the transactions described in the Plan Term Sheet, the Lease Amendment Term Sheet, the POSCO Term Sheet, and the New Moly Operating Agreement Term Sheet.

D. As of the date hereof, the Consenting Bondholders hold, in the aggregate, more than two-thirds of the aggregate outstanding principal amount of all claims against General Moly (the "General Moly Bondholder Claims") arising on account of the Senior Promissory Notes and Senior Supplemental Promissory Notes, each dated December 27, 2019, issued by General Moly in their favor (the “Notes”). The Consenting Bondholders are agreeing to support the Plan and timely vote or cause to be voted, all of their General Moly Bondholder Claims to accept the Plan in accordance with this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, covenant and agree as follows:

1. Certain Definitions. As used in this Agreement, the following terms have the following meanings:

(a) "Definitive Documentation" means the documents (including any related agreements, instruments, schedules, or exhibits) that are necessary or desirable to implement, or otherwise relate to, the Restructuring, including this Agreement, the Plan, the Disclosure Statement, the Confirmation Order, the Interim DIP Order (as defined below), the Final DIP Order (as defined below), the DIP Credit Agreement, and the agreements, instruments, and other documents to be negotiated and, if mutually agreeable to the appropriate Parties, entered into on or prior to the deadline set forth in Section 3(c), to implement and consummate the transactions contemplated by the Plan Term Sheet, the Lease Amendment Term Sheet, the New Moly Operating Agreement Term Sheet, and the POSCO Term Sheet.

(b) "DIP Credit Agreement" means the Credit Agreement between General Moly and the DIP Lenders, as may be amended from time to time in accordance with the terms thereof.

(c) “DIP Facility” means the credit facility on the terms and conditions set forth in the DIP Credit Agreement and all agreements, instruments, schedules, exhibits, and other documents related thereto.

(d) "Plan Effective Date" means the date upon which the Plan is effective.

(e) "Requisite Consenting Creditors" means, collectively, the Consenting Bondholders and the DIP Lenders.

(f) "SEC" means the United States Securities and Exchange Commission.

(g) “Solicitation” means the solicitation of votes to accept or reject the Plan pursuant to the Bankruptcy Code.

(h) "Support Effective Date" means the date on which counterpart signature pages to this Agreement shall have been executed and delivered by (i) General Moly, (ii) the DIP Lenders, (iii) the Requisite Consenting Creditors, and (iv) the Additional RSA Support Parties.

2. Term Sheets. The Plan Term Sheet, the Lease Amendment Term Sheet, the New Moly Operating Agreement Term Sheet, and the POSCO Term Sheet (collectively, the “Term Sheets”) are expressly incorporated herein and made a part of this Agreement. As set forth therein, the Term Sheets form the basis for the negotiation of the Definitive Documentation. The Plan Term Sheet is supplemented by the terms and conditions of this Agreement.

3. Bankruptcy Process.

(a) Commencement of the Chapter 11 Cases. General Moly shall, as soon as reasonably practicable but in no event later than November 17, 2020 (the "Petition Date"), file a voluntary petition with the Bankruptcy Court for relief under chapter 11 of the Bankruptcy Code and any and all other documents necessary to commence the Chapter 11 Case.

(b) Filing of the Plan. General Moly shall file the Plan and the Disclosure Statement with the Bankruptcy Court on or before December 4, 2020, on terms consistent with the Term Sheets.

(c) Definitive Documentation. The appropriate Parties promptly begin the negotiation of the Definitive Documentation, which, if it is to be entered into, must be executed and delivered on or before January 6, 2021.

(d) Confirmation of the Plan. General Moly shall use its commercially reasonable efforts to obtain confirmation of the Plan on or before February 12, 2021, in accordance with the Bankruptcy Code and on terms consistent with this Agreement; each Party shall use its commercially reasonable efforts to cooperate fully in connection therewith.

(e) Definitive Documentation; Amendments and Modifications of the Definitive Documentation and the Plan. Each Party agrees to negotiate in good faith all documents and agreements that comprise the Definitive Documentation (to the extent applicable to such Party), the Plan and any amendments and modifications thereto as may be reasonably necessary and appropriate to obtain entry of a Bankruptcy Court order confirming the Plan (the "Confirmation Order"); provided that no Party shall have any obligation to agree to any term of the Definitive Documentation to which it is a party or the Plan that (i) is inconsistent with the Term Sheets in any material respect, (ii) creates any new material obligation on such Party, or (iii) adversely changes or otherwise adversely affects the economic treatment of such Party (it being agreed that, for the avoidance of doubt, any modification to the Definitive Documentation that results in a diminution of the value of the property to be received by any party through the Restructuring shall be deemed to adversely affect such Party), whether such change is made directly to the treatment of such Party under the Plan or otherwise.

(f) Participation in the Chapter 11 Case. Nothing in this Agreement shall limit any Party's rights to: (i) appear and participate as a party in interest in any matter to be adjudicated in the Chapter 11 Case, so long as such appearance and positions advocated in connection therewith are not inconsistent with this Agreement and the Term Sheets, or (ii) enforce any rights under this Agreement.

4. Agreements of the Consenting Bondholders.

(a) So long as this Agreement has not been terminated in accordance with the terms hereof, each Consenting Bondholder agrees that it shall, subject to the receipt by such Consenting Bondholder of the Disclosure Statement and other solicitation materials in respect of the Plan:

(i) timely vote or cause to be voted, all of its claims against General Moly to accept the Plan and issue a release of its third party claims against a Released Party (as such term is defined in the Plan Term Sheet), by delivering its duly executed and completed ballots accepting the Plan and granting the release on a timely basis following the commencement of the Solicitation; provided that such vote and release may be immediately revoked and deemed void ab initio by such Consenting Bondholder upon termination of this Agreement prior to the confirmation of the Plan pursuant to the terms hereof;

(ii) not change, revoke, or withdraw (or cause to be changed, revoked, or withdrawn) any such vote or release described in clause (i) above;

(iii) not (A) object to, delay, postpone, challenge, reject, oppose, impede, or take any other action that would reasonably be expected to prevent, interfere with, delay, or impede, directly or indirectly, in any material respect, the approval, acceptance, or implementation of the Restructuring on the terms set forth in the Term Sheets and the Plan, (B) directly or indirectly solicit, encourage, propose, file with the Bankruptcy Court, support, participate in the formulation of or vote for, any restructuring, sale of assets, merger, workout, proposal or offer of dissolution, winding up, liquidation, or plan of reorganization for General Moly other than the Plan, or (C) otherwise take any action that could in any material respect interfere with, delay, or postpone the consummation of the Restructuring;

(iv) not direct any administrative agent, collateral agent, or indenture trustee (as applicable) to take any action inconsistent with such Consenting Bondholder's obligations under this Agreement, and, if any applicable administrative agent, collateral agent, or indenture trustee takes any action inconsistent with such Consenting Bondholder's obligations under this Agreement, such Consenting Bondholder shall use its commercially reasonable best efforts to request that such administrative agent, collateral agent, or indenture trustee cease and refrain from taking any such action (but shall not be required to incur any indemnification obligations in respect of such request or otherwise); and

(v) support and take all commercially reasonable actions necessary or reasonably requested by General Moly to facilitate the approval of the Disclosure Statement, Solicitation, and confirmation and consummation of the Plan.

(b) Restrictions on Transfers. Each Consenting Bondholder and each DIP Lender agrees that it shall not directly or indirectly, in whole or in part, sell, contract to sell, give, participate, encumber, grant a security interest in, offer, sell any option or contract to purchase, transfer, loan, issue, pledge, hypothecate, assign, or otherwise dispose of (each, a "Transfer"), any of its claims or any option thereon or any right or interest therein or any other claims against or interests in General Moly (collectively, the "Claims") (including grant any proxies, deposit any Claims into a voting trust, or enter into a voting agreement with respect to any such Claims), unless the transferee thereof either (i) is a Consenting Bondholder or DIP Lender, or (ii) prior to such Transfer, agrees in writing for the benefit of the Parties to become a Consenting Bondholder or DIP Lender (as the case may be) and to be bound by all of the terms of this Agreement applicable to Consenting Bondholders and DIP Lenders (including with respect to any and all Claims it already may hold against or in General Moly prior to such Transfer) by executing a joinder agreement (a "Joinder Agreement"), and delivering an executed copy thereof within two (2) business days following such execution, to (i) Markus Williams Young & Hunsicker LLC, Attn: John F. Young, Esq., counsel to General Moly ("Debtor's Counsel"), and (ii) the other Parties pursuant to Section 22, in which event (A) the transferee shall be deemed to be a Consenting Bondholder or DIP Lender, as applicable, hereunder to the extent of such transferred rights and obligations, and (B) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations, in each case for the duration of the period commencing on the date hereof and ending on the date on which this Agreement is terminated in accordance with Section 7. Each Consenting Bondholder and each DIP Lender agrees that any Transfer of any Claims that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and General Moly and each other Consenting Bondholder and DIP Lender (as applicable) shall have the right to enforce the voiding of such Transfer.

(c) Additional Claims. Nothing herein shall be construed to restrict a Consenting Bondholder's or DIP Lender’s right to acquire Claims after signing this Agreement. Each Consenting Bondholder and each DIP Lender agrees that if any Consenting Bondholder or DIP Lender acquires additional Claims, then (i) such Claims shall be subject to this Agreement (including the obligations of the Consenting Bondholders and DIP Lenders under this Section 4), and (ii) following such acquisition, such Consenting Bondholder and DIP Lender shall notify Debtor's Counsel of the amount and types of claims it has acquired (A) on no less than a monthly basis, and (B) additionally, upon the reasonable request of Debtor's Counsel.

(d) No Event of Default Under Bond Documents. General Moly hereby confirms that no defaults or events of default exist under the Notes and related agreements, instruments, and other documents, or any other document and under applicable United States or foreign law or otherwise (the “Bond Documents”) as of the date hereof; provided, however, that the commencement of the Chapter 11 Case is an event of default under the Bond Documents.

(e) The covenants and agreements of the Consenting Bondholders in this Section 4 are several and not joint.

5. Agreements of General Moly.

(a) Solicitation and Confirmation. General Moly agrees to (i) act in good faith and use commercially reasonable efforts to support and successfully complete the Solicitation in accordance with the terms of this Agreement, and (ii) do all things reasonably necessary and appropriate in furtherance of confirming the Plan and consummating the Restructuring in accordance with, and within the time frames contemplated by, this Agreement (including within the deadlines set forth in Section 7), in each case to the extent consistent with, upon the advice of counsel, the fiduciary duties of the board of directors of General Moly.

(b) Certain Additional Chapter 11 Related Matters. General Moly shall provide draft copies of all material motions or applications and other documents relating to the Plan, Disclosure Statement, any proposed amended version of the Plan or Disclosure Statement, and all first day pleadings that General Moly intends to file with the Bankruptcy Court to the DIP Lenders’ counsel and the Consenting Bondholders’ counsel, if reasonably practicable, at least two (2) business days prior to the date when General Moly intends to file any such pleading or other document (and, if not reasonably practicable, as soon as reasonably practicable prior to filing) and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing. Subject to Section 4(a), nothing in this Agreement shall restrict, limit, prohibit, or preclude, in any manner not inconsistent with its obligations under this Agreement, any of the DIP Lenders or Consenting Bondholders from appearing in the Bankruptcy Court with respect to any motion, application, or other documents filed by General Moly and objecting to, or commenting upon, the relief requested therein.

6. Agreements of all Parties. Following the execution and delivery of the Definitive Documentation, all Parties shall do all things reasonably necessary and appropriate to consummate the Restructuring in accordance with, and within the time frames set forth in, this Agreement and the Definitive Documentation applicable to such Party. No Party shall take or fail to take any action in the Chapter 11 Case or otherwise inconsistent with this Agreement or the Definitive Documentation applicable to such Party. If the transactions contemplated hereby are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.

7. Termination of Agreement.

(a) Automatic Termination. This Agreement shall automatically terminate (i) three (3) business days following the delivery of written notice to the other Parties (in accordance with Section 22) from the Requisite Consenting Creditors at any time after and during the continuance of any Creditor Termination Event (as defined below); (ii) three (3) business days following delivery of notice from General Moly to the Requisite Consenting Creditors (in accordance with Section 22) at any time after the occurrence and during the continuance of any Company Termination Event (as defined below); (iii) on January 6, 2021, if the Definitive Documentation is not executed and delivered by that date; or (iv) without any further required action or notice upon the occurrence of the effective date of the Plan and the other Definitive Documentation.

(b) Mutual Termination. This Agreement and the obligations hereunder may be terminated by mutual agreement of General Moly and the Requisite Consenting Creditors upon the receipt of written notice delivered in accordance with Section 22.

(c) Creditor Termination Events. A "Creditor Termination Event" shall mean any of the following:

(i) The breach in any material respect by General Moly of any of the undertakings, representations, warranties, or covenants of General Moly set forth herein which remains uncured for a period of two (2) business days after the receipt of written notice of such breach from the Requisite Consenting Creditors pursuant to this Section 7 and in accordance with Section 22 (as applicable).

(ii) General Moly fails to commence the Chapter 11 Case on or before the Petition Date.

(iii) General Moly fails to file a motion for approval of the DIP Facility on or before the Petition Date.

(iv) The Bankruptcy Court fails to enter an order in form and substance satisfactory to the Requisite Consenting Creditors approving the DIP Facility on an interim basis (the "Interim DIP Order") on or before 3 business days after the Petition Date.

(v) General Moly fails to file the Plan and Disclosure Statement, both in form and substance satisfactory to the Requisite Consenting Creditors, on or before December 4, 2020.

(vi) The Bankruptcy Court fails to enter an order in form and substance satisfactory to the Requisite Consenting Creditors approving the DIP Facility on a final basis (the "Final DIP Order") on or before 25 days after entry of the Interim DIP Order.

(vii) The Parties fail to execute and deliver the Definitive Documentation, as applicable, on or before January 6, 2021.

(viii) The Bankruptcy Court fails to enter an order in form and substance satisfactory to the Requisite Consenting Creditors approving the Disclosure Statement on or before January 6, 2021.

(ix) The Bankruptcy Court fails to enter an order in form and substance reasonably satisfactory to General Moly and the Requisite Consenting Creditors confirming the Plan on or before February 12, 2021.

(x) The Plan Effective Date fails to occur on or before February 19, 2021 (the "Outside Date").

(xi) General Moly withdraws the Plan or Disclosure Statement or files any motion or pleading with the Bankruptcy Court that is not consistent with this Agreement or the Term Sheets and such motion or pleading has not been withdrawn prior to the earlier of (A) two (2) business days after General Moly receives written notice from the Requisite Consenting Creditors (in accordance with Section 22) that such motion or pleading is inconsistent with this Agreement or the Term Sheets, and (B) entry of an order of the Bankruptcy Court approving such motion or pleading.

(xii) General Moly files any motion, pleading, or application for approval of (A) employee benefits or compensation, pursuant to the Bankruptcy Code, (B) a key employee incentive or retention plan, and/or (C) assumption or rejection of any executory contract that is not provided for or consistent with the Plan Term Sheet, this Agreement, the budget approved by the Interim DIP Order or the Final DIP Order, or in the first day motions, in each case, without the prior written consent of the Requisite Consenting Creditors.

(xiii) An order is entered in the Chapter 11 Case appointing an examiner or a trustee.

(xiv) An order is entered invalidating or disallowing, as applicable, the Claims of the Requisite Consenting Creditors.

(xv) The Bankruptcy Court grants relief that is inconsistent with this Agreement or the Plan Term Sheet in any materially adverse respect.

(xvi) General Moly files, propounds, or otherwise supports any chapter 11 plan or motion that is inconsistent with this Agreement or the Plan Term Sheet in any material respect.

(xvii) The occurrence of any Event of Default under the definitive documentation relating to the DIP Facility.

(xviii) General Moly or any of its affiliated entities sells, assigns, transfers, conveys, pledges, hypothecates, or otherwise encumbers any of their assets outside the ordinary course of business.

(xix) The occurrence of an Other Termination Event (as defined in Section 7(e)).

(d) Company Termination Events. A "Company Termination Event" shall mean any of the following:

(i) The breach in any material respect by one or more of the Requisite Consenting Creditors or Additional RSA Support Parties not managed or otherwise controlled by General Moly of any of the undertakings, representations, warranties, or covenants of such Parties set forth herein or in the Definitive Documentation which remains uncured for a period of two (2) business days after the receipt of written notice of such breach pursuant to Section 7(a) and Section 22 (as applicable), but only if the breach could reasonably be expected to have a material adverse impact on the Restructuring or the consummation of the Restructuring.

(ii) The board of directors of General Moly reasonably determines in good faith based upon the advice of outside counsel that continued performance under this Agreement would be inconsistent with the exercise of its fiduciary duties under applicable law; provided that General Moly provides notice of such determination to the Requisite Consenting Creditors and the Additional RSA Support Parties within two (2) business days after the date thereof.

(iii) The Consenting Bondholders no longer own at least two-thirds of the General Moly Note Claims.

(iv) The occurrence of the Outside Date or an Other Termination Event.

(e) Other Termination Events. An "Other Termination Event" shall mean the following:

(i) The issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of or rendering illegal the Restructuring, which ruling, judgment, or order has not been stayed, reversed, or vacated within twenty (20) business days after such issuance.

(ii) The entry of an order converting the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code or dismissing the Chapter 11 Case (unless caused by a default by any Requisite Consenting Creditor of its obligations hereunder, in which event the Requisite Consenting Creditors shall not have the right to terminate under this clause (ii)).

(iii) The entry of an order by the Bankruptcy Court or a Court of competent jurisdiction denying confirmation of the Plan (unless caused by a default by any Requisite Consenting Creditor of its obligations hereunder, in which event the Requisite Consenting Creditors shall not have the right to terminate under this clause (iii)) or denying approval of the Disclosure Statement; provided that neither General Moly nor the Requisite Consenting Creditors shall have the right to terminate this Agreement pursuant to this clause (c)(iii) if the Bankruptcy Court declines to approve the Disclosure Statement or denies confirmation of the Plan subject only to modifications to the Plan or Disclosure Statement that would not have a material adverse effect on the Restructuring, including the recovery or treatment that the Requisite Consenting Creditors would receive as compared to the recovery they would have otherwise received pursuant to the Plan.

(iv) On November 17, 2020, at 12:00 p.m. (Denver time), if the Support Effective Date shall not have occurred.

Notwithstanding the foregoing, any of the dates set forth in this Section 7 may be extended by agreement among the General Moly and the Requisite Consenting Creditors.

(f) Effect of Termination. Subject to the provisions contained in Section 15, upon the termination of this Agreement in accordance with this Section 7, this Agreement shall become void and of no further force or effect and each Party shall, except as otherwise provided in this Agreement, be immediately released from its respective liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement, shall have no further rights, benefits, or privileges hereunder, and, subject to the provisions of Section 7(h), shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement, and no such rights or remedies shall be deemed waived pursuant to a claim of laches or estoppel; provided that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination.

(g) Automatic Stay. General Moly acknowledges that after the commencement of the Chapter 11 Case, the giving of notice of termination by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code; provided that nothing herein shall prejudice any Party's rights to argue that the giving of notice of termination was not proper under the terms of this Agreement.

(h) Limitation on Damages. Under no circumstances, so long as it has acted in good faith, shall any Party have any liability of any kind to any other Party or any third party, for damages (including consequential or punitive damages, lost profits or lost opportunity costs) or otherwise, with respect to its election not to enter into Definitive Documentation.

8. Definitive Documentation; Good Faith Cooperation; Further Assurances. Each Party hereby covenants and agrees to cooperate with each other Party in good faith in connection with, and shall exercise commercially reasonable efforts with respect to, the pursuit, approval, implementation, and consummation of the Restructuring, as well as the negotiation, drafting, execution, and delivery of the Definitive Documentation. Subject to the terms hereof, each Party shall take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement.

9. Representations, Warranties, and Covenants.

(a) Each Party represents, warrants, and covenants as to itself only, severally (and not jointly), to each other Party that the following statements are true, correct, and complete as of the date hereof (or as of the date a Consenting Bondholder becomes a party hereto):

(i) Such Party is validly existing and in good standing under the laws of the state of its incorporation or organization, and has all requisite corporate, partnership, limited liability company, or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder. The execution and delivery of this Agreement and the performance of such Party's obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership, or other similar action on its part.

(ii) This Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

(iii) The execution, delivery, and performance by such Party of this Agreement does not and will not require any material registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state, or governmental authority or regulatory body, except such filings as may be necessary or required by the SEC.

(iv) The execution, delivery, and performance by such Party of this Agreement does not and will not (A) violate any material provision of law, rule, or regulation applicable to it or its charter or bylaws (or other similar governing documents), or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party, except, in the case of the General Moly, for the commencement of the Chapter 11 Case.

(b) Each Consenting Bondholder severally (and not jointly) represents and warrants to General Moly that, as of the date hereof (or as of the date such Consenting Bondholder becomes a party hereto), such Consenting Bondholder (i) is the owner of the aggregate principal amount of Notes set forth below its name on the signature page hereto (or below its name on the signature page of a Joinder Agreement for any Consenting Bondholder that becomes a party hereto after the date hereof), and/or (ii) has, with respect to the beneficial owner(s) of such Notes, (A) sole investment or voting discretion with respect to such Notes, (B) full power and authority to vote on and consent to matters concerning such Notes, or to exchange, assign, and Transfer such Notes, and (C) full power and authority to bind or act on the behalf of, such beneficial owner(s).

10. Disclosure; Publicity. General Moly shall submit drafts to the Requisite Consenting Creditors’ Counsel of any press releases, public documents, and any and all filings with the SEC that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least one (1) business day prior to making any such disclosure.

11. Amendments and Waivers. Except as otherwise expressly set forth herein, this Agreement, including any exhibits hereto, may not be waived, modified, amended, or supplemented except in a writing signed by General Moly, the Requisite Consenting Creditors, and in the event of a waiver, modification, amendment, or supplement to any Definitive Documentation, or to provisions of this Agreement applicable to a Term Sheet, by each Party materially affected by such waiver, modification, amendment, or supplement; provided that any waiver, change, modification, or amendment to this Agreement that adversely affects the economic recoveries or treatment of any Requisite Consenting Creditor compared to the recoveries set forth in the Plan Term Sheet (it being agreed that, for the avoidance of doubt, any change to this Agreement that results in a diminution of the value of the property to be received by the Requisite Consenting Creditors under the Plan or a Requisite Consenting Creditor's proportionate share of the aggregate value to be distributed to all creditors under the Plan shall be deemed to materially adversely affect the Requisite Consenting Creditors, whether such change is made directly to the treatment of the Requisite Consenting Creditors or to the treatment of another class or otherwise), may not be made without the written consent of each such adversely affected Requisite Consenting Creditor.

12. Effectiveness. This Agreement shall become effective and binding upon each Party upon the execution and delivery by such Party of an executed signature page hereto.

13. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of Colorado, without giving effect to the conflict of laws principles thereof. Each of the Parties irrevocably agrees that any legal action, suit, or proceeding (each, a "Proceeding") arising out of or relating to this Agreement brought by any Party or its successors or assigns shall be brought and determined in any federal or state court in the State of Colorado, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Colorado Courts for itself and with respect to its property, generally and unconditionally, with regard to any such Proceeding arising out of or relating to this Agreement and the Restructuring. Each of the Parties agrees not to commence any Proceeding relating hereto or thereto except in the Colorado Courts, other than Proceedings in any court of competent jurisdiction to enforce any judgment, decree, or award rendered by any Colorado Court. Each of the Parties further agrees that notice as provided in Section 22 shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives and agrees not to assert that a Proceeding in any Colorado Court is brought in an inconvenient forum or the venue of such Proceeding is improper. Notwithstanding the foregoing, during the pendency of the Chapter 11 Cases, all Proceedings contemplated by this Section 13(a) shall be brought in the Bankruptcy Court.

(b) Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any Proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby (whether based on contract, tort, or any other theory).

14. Specific Performance/Remedies. Upon execution and delivery of Definitive Documentation, each Party hereto recognizes and acknowledges that a breach by a Party of any covenants or agreements contained in this Agreement would cause the other Parties to sustain damages for which such Parties would not have an adequate remedy at law for money damages and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (including attorneys' fees and costs) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives any requirement for the security or posting of any bond or similar instrument in connection with such remedies.

15. Survival. Notwithstanding the termination of this Agreement, Section 7(f), Section 7(h), and Sections 10, 13-22, and 26 shall survive such termination and shall continue in full force and effect in accordance with the terms hereof; and any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination as well.

16. Headings. The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

17. Successors and Assigns; Severability. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators, and representatives; provided that nothing contained in this Section 17 shall be deemed to permit Transfers of any Claims other than in accordance with the express terms of this Agreement. If any provision of this Agreement, or the application of any such provision to any person or entity or circumstance, shall be held invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

18. Several, Not Joint, Obligations. The agreements, representations, and obligations of the Parties under this Agreement are, in all respects, several and not joint, including among the various Requisite Consenting Creditors.

19. Relationship Among Parties. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary hereof. No Party shall have any responsibility for any trading by any other entity by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement. The Parties have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of General Moly and do not constitute a "group" within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended.

20. Prior Negotiations; Entire Agreement. This Agreement, including the exhibits hereto (including the Term Sheets), constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof and thereof, except that the Parties acknowledge that any confidentiality agreements executed between General Moly and any other Party prior to the execution of this Agreement shall continue in full force and effect.

21. Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement delivered by facsimile or PDF shall be deemed to be an original for the purposes of this paragraph and may be used in lieu of the original Agreement for any purpose whatsoever.

22. Notices. All notices hereunder shall be in writing and delivered by electronic mail, facsimile, courier, or by registered or certified mail (return receipt requested) to the following addresses and emails:

(a)   If to General Moly, to:

Thomas M. Kim, Chief Restructuring Officer
c/o r2 advisors llc
1518 Blake Street
Denver, Colorado 80202
tkim@r2llc.com

With a copy (which shall not constitute notice) to:
Markus Williams Young & Hunsicker LLC
1775 Sherman St., Suite 1950
Denver, Colorado 80203
Attn:   John F. Young, Esq. (jyoung@markuswilliams.com)
James Markus, Esq. (jmarkus@markuswilliams.com)
William Cross, Esq. (wcross@markuswilliams.com)

(b)  If to New Moly, to:

New Moly LLC
c/o Resource Capital Funds
1400 Sixteenth Street, Suite 200
Denver Colorado 80202
Attn: General Counsel

With a copy (which shall not constitute notice) to:

Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, Colorado 80202
Attn:   Joel O. Benson, Esq. (joel.benson@dgslaw.com)
Christopher L. Richardson, Esq. (chris.richardson@dgslaw.com)
Adam L. Hirsch, Esq. (adam.hirsch@dgslaw.com)

(c) If to Bruce D. Hansen, to:

Bruce D. Hansen
22284 Anasazi Way
Golden, Colorado 80401
bhansen@generalmoly.com

(d) If to Steve Mooney, to:

Steve Mooney
5050 S. Syracuse St., Suite 700
Denver, Colorado 80237
steve@mooneyfs.com

(e) If to Nevada Moly, to:

Thomas M. Kim
c/o r2 advisors llc
1518 Blake Street
Denver, Colorado 80202
tkim@r2llc.com

Scott Roswell (sroswell@generalmoly.com)
1726 Cole Blvd., Suite 115
Lakewood, Colorado 80401

With a copy to:

Bryan Cave Leighton Paisner LLP
1700 Lincoln Street, Suite 4100
Denver, Colorado 80203-4541
Attn: Charles D. Maguire, Jr., Esq. (charles.maguire@bclplaw.com)

(f) If to KVR, to:

Thomas M. Kim
c/o r2 advisors llc
1518 Blake Street
Denver, Colorado 80202
tkim@r2llc.com

Scott Roswell (sroswell@generalmoly.com)
1726 Cole Blvd., Suite 115
Lakewood, Colorado 80401

With a copy to:

Bryan Cave Leighton Paisner LLP
1700 Lincoln Street, Suite 4100
Denver, Colorado 80203-4541
Attn: Charles D. Maguire, Jr., Esq. (charles.maguire@bclplaw.com)

(g) If to POSCO, to:

c/o Hyo Wook Park, President of Posco Canada
hwpark66@poscan.com

With a copy to:

Holland & Hart LLP
555 Seventeenth Street, Suite 3200
Denver, Colorado 80202
Attn:
Susan L. Oakes, P.C. (SLOakes@hollandhart.com)

(h) If to MHMI, to:

Mount Hope Mines, Inc.
2088 Ridge Point Drive
Los Angeles, California 90049
Attn: Stephen Drimmer (stevedrim@me.com)

With a copy to:

Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, Colorado 80202
Attn:             Randall E. Hubbard, Esq. (randy.hubbard@dgslaw.com)
Kyler K. Burgi, Esq. (kyler.burgi@dgslaw.com)

If to Eureka Moly, to:

Thomas M. Kim
c/o r2 advisors llc
1518 Blake Street
Denver, Colorado 80202
tkim@r2llc.com

With a copy to:

Scott Roswell (sroswell@generalmoly.com)
1726 Cole Blvd., Suite 115
Lakewood, Colorado 80401

(i) If to RCF IV, to:

Resource Capital Fund IV, L.P.
c/o Resource Capital Funds
1400 Sixteenth Street, Suite 200
Denver, Colorado 80202
Attn: General Counsel

With a copy to:

Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, Colorado 80202
Attn:             Joel O. Benson, Esq. (joel.benson@dgslaw.com)
Christopher L. Richardson, Esq. (chris.richardson@dgslaw.com)
Adam L. Hirsch, Esq. (adam.hirsch@dgslaw.com)

(j) If to RCF VI, to:

Resource Capital Fund VI, L.P.
c/o Resource Capital Funds
1400 Sixteenth Street, Suite 200
Denver, Colorado 80202
Attn: General Counsel

With a copy to:

Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, Colorado 80202
Attn:       Joel O. Benson, Esq. (joel.benson@dgslaw.com)
Christopher L. Richardson, Esq. (chris.richardson@dgslaw.com)
Adam L. Hirsch, Esq. (adam.hirsch@dgslaw.com)

(k) If to Avanti Kitsault, to:

Avanti Kitsault Mine Ltd. (fka Alloycorp Mining Inc.)
c/o Resource Capital Funds
1400 Sixteenth Street, Suite 200
Denver, Colorado 80202
Attn: General Counsel

With a copy to:

Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, Colorado 80202
Attn:       Joel O. Benson, Esq. (joel.benson@dgslaw.com)
Christopher L. Richardson, Esq. (chris.richardson@dgslaw.com)
Adam L. Hirsch, Esq. (adam.hirsch@dgslaw.com)

Any notice given by delivery, mail, or courier shall be effective when received. Any notice given by facsimile or electronic mail shall be effective upon oral, machine, or electronic mail (as applicable) confirmation of transmission.

23. Settlement Discussions. This Agreement and the Term Sheets are part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence, and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any Proceeding other than a Proceeding to enforce its terms.

24. Fees. General Moly hereby confirms its obligation to pay all reasonable documented prepetition and post-petition fees and expenses as contemplated under the Term Sheets and the DIP Credit Agreement.

25. No Solicitation; Adequate Information. This Agreement is not and shall not be deemed to be a solicitation for votes for the acceptance of the Plan (or any other chapter 11 plan) for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise or a solicitation to tender or exchange any securities. The votes of the holders of claims against General Moly will not be solicited until such holders who are entitled to vote on the Plan have received the Plan, the Disclosure Statement, and related ballots, and other required solicitation materials. In addition, this Agreement does not constitute an offer to issue or sell securities to any person or entity, or the solicitation of an offer to acquire or buy securities, in any jurisdiction where such offer or solicitation would be unlawful. Although none of the Parties intends that this Agreement should constitute, and they each believe it does not constitute, a solicitation or acceptance of a chapter 11 plan of reorganization or an offering of securities, each Consenting Bondholder acknowledges, agrees, and represents to the other Parties that it (a) is an "accredited investor" (within the meaning of Rule 501(a) of the Securities Act of 1933, as amended (the “Securities Act”)), (b) understands that any securities to be acquired by it pursuant to the Restructuring have not been registered under the Securities Act and that such securities are, to the extent not acquired pursuant to section 1145 of the Bankruptcy Code, being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Consenting Bondholder’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available, and (c) has such knowledge and experience in financial and business matters that such Consenting Bondholder is capable of evaluating the merits and risks of the securities to be acquired by it pursuant to the Restructuring and understands and is able to bear any economic risks with respect to such investment.

26. Interpretation; Rules of Construction; Representation by Counsel. When a reference is made in this Agreement to a Section, Exhibit, such reference shall be to a Section, Exhibit, respectively, of or attached to this Agreement unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words using the singular or plural number also include the plural or singular number, respectively, (b) the terms "hereof," "herein," "hereby," and derivative or similar words refer to this entire Agreement, (c) the words "include," "includes," and "including" when used herein shall be deemed in each case to be followed by the words "without limitation," and (d) the word "or" shall not be exclusive and shall be read to mean "and/or." The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

GENERAL MOLY, INC., a Delaware corporation		NEW MOLY LLC, a Delaware limited liability company
By:	/s/ Thomas M. Kim	By:	/s/ M. Hills
Title:	Chief Restructuring Officer	Title:	Manager

BRUCE D. HANSEN, an individual, as DIP Lender		BONG T. HANSEN, an individual, as DIP Lender
By:	/s/ Bruce D. Hansen	By:	/s/ Bong T. Hansen
BRUCE D. HANSEN, an individual, as Bondholder		STEVE MOONEY, an individual, as Bondholder

By:	/s/ Bruce D. Hansen	By:	/s/ F. S. Mooney
Aggregate Principal Amount of Notes Outstanding:	$ 1,397,724	Aggregate Principal Amount of Notes Outstanding:	$ 6,248,611

POS-MINERALS CORPORATION, a Delaware corporation		MOUNT HOPE MINES, INC., a Colorado corporation
By:	/s/ Hyo Wook Park	By:	/s/ Stephen Drimmer
Title:	Director	Title:	President

EUREKA MOLY, LLC, a Delaware limited liability company By: Nevada Moly, LLC Title: Manager		RESOURCE CAPITAL FUND IV L.P., a Cayman Islands exempt limited partnership
By:	/s/ Thomas M. Kim	By:	/s/ M. Hills
Title:		Title:	Partner

RESOURCE CAPITAL FUND VI L.P., a Cayman Islands exempt limited partnership		AVANTI KITSAULT MINE LTD. (fka Alloycorp Mining Inc.)
By:	/s/ M. Hills	By:	/s/ [illegible]
Title:	Partner	Title:	Chairman
NEVADA MOLY, LLC, a Delaware limited liability company By: General Moly, Inc.Title: Manager		KOBEH VALLEY RANC, LLC, a Nevada limited liability company By: General Moly, Inc.Title: Manager
By:	/s/ Thomas M. Kim	By:	/s/ Thomas M. Kim
Title:	Chief Restructuring Officer	Title:	Chief Restructuring Officer

Exhibit A

Plan Term Sheet

EXECUTION VERSION
November 16, 2020

General Moly Plan of Reorganization and Business Combination with Avanti Kitsault Mine, Ltd

Summary of Transaction Framework

For Discussion Purposes Only

The following non-binding term sheet (the “Term Sheet”) summarizes the principal terms and conditions by which General Moly, Inc., a Delaware corporation (“General Moly”) shall confirm a Plan of Reorganization under Title 11 of the United States Bankruptcy Code (“Bankruptcy Code”) to be immediately followed by a business combination between the reorganized General Moly (“Reorganized Moly”) and Avanti Kitsault Mine, Ltd.., a British Columbia corporation (“Avanti Kitsault”), to form a new molybdenum resource development business (the “New Moly”) (collectively, the “Transactions”). Avanti Kitsault is a wholly-owned portfolio company of Resource Capital Fund IV L.P. and Resource Capital Fund VI L.P. (collectively, “RCF”).

This Term Sheet does not create binding rights or obligations, does not constitute or evidence a binding offer or agreement and does not contain all matters upon which agreement must be reached in order to consummate the transactions contemplated hereby. Except as specifically set forth below, no party shall be bound with respect to the matters set forth herein unless and until Definitive Documentation acceptable to the parties is prepared, executed and delivered and the conditions precedent contemplated hereunder are satisfied.

Avanti Kitsault’s principal asset is its undivided, 100% direct interest in the Kitsault molybdenum mine, a previously producing primary molybdenum mine, located in northern British Columbia (the “Kitsault Project”).

General Moly’s principal assets are (i) Nevada Moly, LLC (“Nevada Moly”) which holds an 80% interest in Eureka Moly, LLC (the “EMLLC”), which holds the lease rights to the Mt. Hope Project (the “Mt. Hope Project”), a primary molybdenum property, located in Eureka County, Nevada, and (ii) Kobeh Valley Ranch, LLC (“KVR”), which holds certain water rights that are integral to the Mt. Hope Project.

This is a preliminary summary and does not define all of the terms and conditions of the proposed transaction, but is a framework upon which documentation for this transaction will be structured, and is a basis for further discussion and negotiation of such terms as may be appropriate. Finalization of a new limited liability company, if it occurs, shall be subject to the execution and delivery of satisfactory documentation, and no party will have any rights, obligations or liabilities of any kind or nature until the execution and delivery of satisfactory documentation. This term sheet is confidential, and the indicative terms and conditions shall not be discussed with, or delivered to another person without the prior consent of the parties hereto. The parties acknowledge this term sheet is subject to the Mutual Confidentiality and Non-Disclosure Agreement dated January 17, 2020 between Avanti Kitsault and General Moly.

All dollar figures are US dollars unless otherwise specified.

Restructuring Support Agreement:
The Plan of Reorganization (the “Plan”) shall be implemented with the support of Supporting Creditors (as hereinafter defined) under the terms of the Restructuring Support Agreement (“RSA”) to be entered into by General Moly and the Supporting Creditors.
Supporting Creditors shall include: New Moly and Bruce Hansen (the “DIP Lenders”), Steven Mooney (“Mooney”) and certain other noteholders of General Moly.
In addition to the Supporting Creditors, POS-Minerals Corporation (“POSCO”), the EMLLC joint venture partner holding a 20% interest in EMLLC, and Mount Hope Mines Inc., (“MHMI”) a Colorado Corporation, the lessor of the Mount Hope Project mineral rights to EMLLC, shall be Additional RSA Support Parties under the RSA as described under “POSCO Support” and “MHMI Support”).
Supporting Creditors and the Additional RSA Support Parties agree to support a restructuring consistent with the Classification Structure as described below.

Classification Scheme:
1) Administrative Priority Claims:
DIP Facility (as defined below) in the amount of $1,400,000, together with interest, fees and expenses, shall be paid in full by distribution to the DIP Lenders of Common Equity in Reorganized Moly. The Common Equity in Reorganized Moly shall be exchanged for Membership Interests in New Moly as described below. The DIP Facility shall have a super-priority claim status pursuant to the terms set forth in the DIP Loan Agreement which shall be reflected in the RSA.
Administrative expenses and professional fees – paid in cash per budget and engagement agreements and approval of the Bankruptcy Court.
2) General Unsecured Creditors: (“General Unsecured Creditors”) are estimated to be as follows and settled as described below:
a) Bondholders with claims in aggregate less than $50,000 (“Small Bondholders”) estimated to have claims of $129,184 shall be paid, at their election, 75% of aggregate claims in cash ($96,888) or 75% by distribution to the Small Bondholders of Common Equity in Reorganized Moly. The Common Equity in Reorganized Moly shall be exchanged for Membership Interests in New Moly as described below;

b) All other Bondholders (“Majority Bondholders”), estimated to have claims totaling $8,427,274, shall be paid 75% of aggregate claims by distribution to the Majority Bondholders of Common Equity in Reorganized Moly. The Common Equity in Reorganized Moly shall be exchanged for Membership Interests in New Moly as described below;
c) All Trade Creditors (“Trade Creditors”) shall have been paid 75% of aggregate claims in cash upon confirmation of the Plan;
d) Claims of General Moly employees, other than Hansen, Pennington and Rogers, are estimated to be $397,250 (“Employee Claims”). The Employee Claims shall be paid 75% of aggregate claims in cash ($297,938) or 75% by distribution to the Employee Claims Common Equity in Reorganized Moly upon confirmation of the Plan. The Common Equity in Reorganized Moly shall be exchanged for Membership Interests in New Moly as described below;
e) Hansen claims include (i) an employment claim of $247,500, and a bondholder claim of $1,397,724, for a total claim of $1,645,224 (the “Hansen Claim”). The Hansen Claim shall be paid 75% of the claim amount by distribution to Hansen of Common Equity in Reorganized Moly. The Common Equity in Reorganized Moly shall be exchanged for Membership Interests in New Moly as described below.
f) Pennington and Rogers employment claims total $409,830, and shall be settled by the execution of consulting contracts with New Moly whereby Messrs. Pennington and Rogers will be entitled to receive their respective claim amounts in four equal quarterly installment payments during the first year after consummation of the Plan in exchange for their providing consulting services to New Moly to assist in the transition of the business of Reorganized Moly.

The total cash consideration offered to General Unsecured Creditors shall not exceed $400,000.

3) General Moly Preferred shares – cancelled

4) General Moly Common shares – cancelled

DIP Lenders and General Unsecured Creditors Receiving Consideration
Class	Claim ($)	Recovery (%)	Cash ($)	Equity ($)
DIP Facility Principal Amount	$1,400,000	100%	Nil	$1,400,000
Small Bondholders	$129,184	75%	$96,888	Nil
Majority Bondholders	$8,427,274	75%	Nil	$6,320,456
Trade Creditors	n.a.	n.a.	Nil	Nil
Employment Claims (Hansen)	$247,500	75%	Nil	$185,625
Employment Claims (Pennington & Rogers	$409,830	n.a.	Nil	Nil
Other Employment Claims	$397,250	75%	$297,938	Nil
Total	$11,011,038		$394,826	$7,906,081
MHMI Support:
MHMI shall be a party to the RSA to support the restructuring efforts of GMI under which MHMI shall agree, subject to definitive documentation, to a mutually satisfactory lease amendment including a deferral of Advance Royalty Payments, elimination of Interim Financing Payments, amongst other things, in exchange for an option to convert into an interest in New Moly and an option to purchase KVR in favor of MHMI, as set forth in more detail in the MHMI Term Sheet attached to the RSA.

DIP Facility:
A credit facility in the aggregate principal amount of $1,400,000 (the “DIP Facility”), with an initial funding of $400,000 upon entry of the Interim Order and further funded based on certain milestones set forth in the DIP Term Sheet and DIP Credit Agreement, shall be made available to General Moly immediately upon entry of the Interim Order approving the Post-Petition financing. New Moly shall fund 71% and Hansen shall fund 29% of the DIP Facility. The DIP Facility will be used to fund working capital and general corporate requirements of the debtor (including ongoing operations, legal fees, accounting/reporting costs and D&O insurance) bankruptcy-related costs and expenses (including interest, fees, and expenses), Chapter 11 Plan payments and any other amounts required or allowed to be paid and otherwise consistent with the Budget.
All advances under the DIP Facility shall bear interest at the rate of 12% per annum, compounding daily and capitalized.
The DIP Facility will be satisfied by conversion of the outstanding obligations (principal, interest, fees and expenses) due under the DIP Facility into Common Equity of Reorganized Moly on a dollar for dollar basis upon confirmation of the Plan.

New Moly:
New Moly will be a Delaware limited liability (“New Moly”) company and the shareholders of Avanti Kitsault and Reorganized General Moly will contribute their shares in Avanti Kitsault and Reorganized Moly, respectively, in exchange for membership interests in New Moly, with Avanti Kitsault and General Moly becoming separate wholly owned subsidiaries of New Moly. The combination of Avanti Kitsault and Reorganized Moly shall be structured and completed in a tax-efficient manner immediately after the Bankruptcy Court enters its final Order confirming the General Moly Plan. New Moly will be governed in accordance with its limited liability company operating agreement (the “Operating Agreement”) and taxed as a US partnership.

Members of New Moly:	The current owners of Avanti Kitsault plus the DIP Lenders and the Common Equity in Reorganized Moly.
Membership Interests in New Moly:
The interests of members of New Moly (“Membership Interests”) will be in common equity (“Common Equity”).
New Moly shall adopt a management and employee equity compensation plan that shall vest on an exit of New Moly at the current valuation (the “LTIP”). The LTIP shall not result in more than 10% dilution to Membership Interests, with up to 2.5%-3% being initially reserved for Reorganized Moly and Avanti Kitsault management that remain involved in New Moly.

Initial Capitalization:
Initially, RCF shall form New Moly and contribute its interest in Avanti Kitsault in return for all initial Membership Interests of New Moly which is anticipated to be 11,859,121, at a deemed unit price of $1.00 per unit. New Moly and Avanti Kitsault shall be debt free with no initial working capital. Upon the completion of the Transaction with Reorganized Moly immediately after confirmation of the General Moly Plan of Reorganization, New Moly shall exchange additional Membership Interests (7,906,081 in aggregate) to the holders of the Common Equity in Reorganized Moly, respectively.
Initial ownership of New Moly, and prior to accounting for any funding of New Moly after completion of the Transaction, following the contribution of both Avanti Kitsault and Reorganized Moly to New Moly is expected to be:
RCF: 65.1%;
Mooney: 23.7%; and,
Hansen: 8.3%.

Such amounts are subject to adjustment depending on interest and reimbursable fees and expenses incurred by RCF in connection with the DIP Credit Agreement and the related transactions as well as whether certain minor Bondholders elect to convert into equity in New Moly.

New Moly Operating Budget:
New Moly will be operated pursuant to an annual budget approved by the board of directors. The New Moly operating budget is anticipated to require funding of $2 million per year for the initial two years following consummation of the Transaction. The budget is anticipated to be sufficient to fund care and maintenance costs of both the Kitsault Project and the Mt. Hope Project, legal defense to the Mt. Hope Project Record of Decision and appeal, and for general working capital purposes for a period of not less than two years.

New Moly Funding Arrangement:
The board of directors may approve future funding of New Moly for ongoing activities and general company purposes. Funding will be provided as Common Equity. Membership Interest holders shall have the right, but not the obligation, to fund their pro rata fully diluted ownership percentage of any capital calls. RCF shall fund its pro rata amount and any amounts not subscribed for other holders of membership interests for a period of two years with minimum funding commitment of $3,400,000. Bruce Hansen shall commit to fund $900,000 over the initial two-year period.

Management:
New Moly to be managed by New Moly board of directors and officers appointed by the board of directors. The Board of Directors shall initially consist of 5 members appointed by the interest holders as described in the New Moly Governance and Operating Term Sheet.
Officers and employees of New Moly may participate in the LTIP plan described under “Membership Interests” heading.
Select management and officers of Reorganized Moly shall be retained by New Moly under new consulting contracts to ensure the orderly transition of Reorganized Moly’s business.

Operating Agreement:
The operating agreement, as described in greater detail in the New Moly Governance and Operating Term Sheet, shall include investor rights and governance provisions for New Moly, including but not limited to, board representation, information rights, major decision mechanisms, preemptive rights, rights of first refusal on transfers of membership interests, drag rights and other typical terms and conditions.

POSCO Support:
POSCO shall be a party to the RSA to support the restructuring efforts of General Moly by deferring the RoCC, granting a one-time waiver to the CoC Put and modifying the CoC Put and modifying certain governance provisions under the EMLLC operating agreement, all as more fully described in the POSCO Term Sheet.

Exhibit 1: Proposed NewCo Structure

Exhibit B

Lease Amendment Term Sheet

EXECUTION VERSION
FOR DISCUSSION PURPOSES
Non-Binding Term Sheet
November 17, 2020

The following term sheet (the “Term Sheet”) summarizes certain principal terms and conditions between Mount Hope Mines Inc., a Colorado corporation (“MHMI”), Eureka Moly, LLC, a Delaware limited liability company (“EMLLC”), and General Moly, Inc., a Delaware corporation (“GMI”), under which the parties agree to support the restructuring efforts of GMI by amending the Lease Agreement (as defined below). As part of the restructuring, the reorganized GMI will become a wholly-owned subsidiary of New Moly, a newly created Delaware limited liability company (“New Moly” or the “Parent”)

This Term Sheet is intended only for discussion purposes and is not intended to create any rights in favor of any party, any liability on the part of any party, or any obligation (including any obligation to enter into an Amendment, as defined below, or otherwise consummate a transaction or to continue discussions or negotiations with respect to an Amendment or any other transaction) on the part of any party, with respect to any matter. Any transaction is subject to the satisfactory completion of further legal, business, and financial diligence on the part of all parties, and negotiation of an amendment with such terms and conditions, including additional material terms and conditions, which may not be set forth in this Term Sheet, as are satisfactory to each of the key constituent parties.

Summary of Certain Transaction Terms

Lease Agreement:
The Agreement dated effective October 19, 2005, between MHMI as Owner and Idaho General Mines, Inc. (“IGMI” n/k/a GMI), as amended and assigned to EMLLC (the “Lease Agreement”) for the lease of the Property (as defined in the Lease Agreement).

Amendment of Lease Agreement:
It is the intent of parties to modify the Lease Agreement in connection with the restructuring of GMI along with EMLLC (the “Amendment”). The Amendment of the Lease Agreement will include a deferral of the Advance Royalty (as defined in the Lease Agreement) and elimination of all Periodic Payments (as defined in the Lease Agreement), except for the Advance Royalty.

Deferral of the Advance Royalty:
The Amendment shall include a deferral period (the “Deferral Period”) of the annual Advance Royalty ($500,000.00 annually) payable under the Lease Agreement whereby the annual Advance Royalty shall accrue (the “Accrued Advance Royalty”) beginning with the Advance Royalty payment due on or before October 19, 2021 and expire upon the date on which the Kitsault molybdenum project (the “Kitsault Project”) or the Mt. Hope molybdenum project (the “Mt. Hope Project”) achieves commercial production (the “Expiry Date”), provided the Parent holds a majority interest in both the Kitsault molybdenum project and the Mt. Hope Project at the Expiry Date. In the event the Deferral Conversion Option (as defined below) is exercised, the Deferral Period shall cease and Advance Royalties shall resume beginning on the Expiry Date, as applicable under the terms of the Lease Agreement.

If the Deferral Conversion Option is not exercised, the Accrued Advance Royalty shall become due and payable by EMLLC to MHMI on the Expiry Date and the annual Advance Royalty shall be reinstated as of the Expiry Date. In the event of termination of the Lease Agreement by EMLLC, the Accrued Advance Royalty shall no longer be a liability to EMLLC or the Parent except for calculating the KVR Credit (as described below).

Deferral Conversion Option:
On the Expiry Date, MHMI shall have the one-time option (the “Deferral Conversion Option”) to convert the cumulative Accrued Advance Royalty amount to common shares of the Parent at the then prevailing price of such common shares. If the Parent’s common shares are publicly listed, such conversion price shall be based on the prevailing share price of the Parent immediately prior to announcement of the exercise of the Deferral Conversion Option. If the Parent is a private company, such conversion shall be based on the fair market value of the common shares of the Parent, as determined by an independent qualified valuator. For greater certainty, in the event the Deferral Conversion Option is exercised, the Advance Royalty will be reinstated beginning on the Expiry Date, under the terms and conditions described in the Lease Agreement and the Production Royalty (as defined in the Lease Agreement) shall remain unchanged.

Option – Purchase of Kobeh Valley Ranch, LLC:
GMI shall grant in favor of MHMI, an option (“the KVR Option”) to purchase KVR or all the assets thereof, on mutually acceptable terms, if the EMLLC owners, either together or individually, fail to provide the capital needed to fund the care and maintenance budget required for the Mt. Hope Project or EMLLC terminates or defaults on the Lease Agreement (subject to cure provisions in the Lease Agreement). In the event MHMI exercises the KVR Option, the Accrued Advance Royalty shall be credited against the purchase price (the “KVR Credit”).

KVR shall agree to maintain and not to convey any water rights it owns or holds to any third party during the pendency of MHMI’s KVR Option. KVR shall also agree that its assets shall remain free of all liens, claims and encumbrances.

Structure:	The parties agree that the final structure of the amendments to the Lease Agreement proposed in this term sheet is subject to receipt of final tax, corporate and securities law advice.

Legal Fee Reimbursement:
MHMI shall be reimbursed for its legal costs by EMLLC incurred to date and in the future related to the implementation of the Amendment (the “Legal Reimbursement”) up to a maximum of $25,000. The Legal Reimbursement shall be paid by EMLLC.

Modification of Term:
Section 1.1(b) of the Lease Agreement shall be modified such that Operation shall include Care and Maintenance. The last sentence of Section 1.1(b) of the Lease Agreement would be modified to clarify that the cessation of Commercial Production or Operations will not terminate the Lease Agreement either before or after the expiration of the initial 30-year term of the Lease Agreement so long as the Deferral Period remains in effect.

Additional Conditions Precedent to Amendment:
Consummation of a Chapter 11 Plan with new capital and management of the restructured GMI acceptable to all of the key constituent parties and as to be outlined in a Restructuring Support Agreement, no later than February 1, 2021.

The undersigned hereby acknowledge and agree to the foregoing as of the date first set forth above.

General Moly, Inc. By: /s/ Thomas M. Kim Name: Thomas M. Kim Title: Chief Restructuring Officer

Mount Hope Mines Inc.

By: /s/ Stephen Drimmer

Name: Stephen Drimmer

Title: President

Eureka Moly, LLC., by its Manager, Nevada Moly, LLC.

By: /s/ Thomas M. Kim

Name: Thomas M. Kim

Title: ______________________

Exhibit C

POSCO Term Sheet

EXECUTION VERSION
FOR DISCUSSION PURPOSES
Non-Binding Term Sheet
November 16, 2020

The following term sheet (the “Term Sheet”) summarizes the principal terms and conditions by which POS-Minerals Corporation (“POSCO”) intends to support the restructuring efforts of General Moly, Inc., a Delaware corporation (“GMI”) with Resource Capital Funds. The parties understand and agree the terms and conditions set forth herein are subject to implementation of the transactions contemplated in the MHMI Term Sheet, the Plan Term Sheet and the NewCo Operating Agreement Term Sheet attached to the Restructuring Support Agreement.

This Term Sheet is intended only for discussion purposes and is not intended to create any rights in favor of any party, any liability on the part of any party, or any obligation (including any obligation to consummate a transaction or to continue discussions or negotiations with respect to a transaction) on the part of any party, with respect to any matter. Any transaction is subject to further legal, business, and financial diligence on the part of both parties, all necessary third parties entering into the necessary consents, agreements and arrangements to effect the transactions described below, and the terms being satisfactory to all parties. For the avoidance of doubt, the conditions of this Term Sheet shall only be valid if the term sheets with certain parties (i.e. Steve Mooney and Mount Hope Mines Inc.) are agreed and signed, and the conditions of such term sheets are acceptable to POSCO. Once the conditions of this Term Sheet are signed and agreed by the parties, the Eureka Moly, LLC (“EMLLC”) Operating Agreement shall be amended accordingly.

Summary of Transaction Terms

GMI Restructuring:
GMI shall file for and, by no later than February 17, 2021, confirm a Chapter 11 plan (the “Plan”), with new capital and management of the restructured GMI. Such Plan shall be acceptable to POSCO, as outlined in a Restructuring Support Agreement to be entered into between GMI and POSCO prior to filing the Chapter 11 bankruptcy petition.

Asset Sales:
The parties agree EMLLC will continue to pursue the sale of all assets including but not limited to the assets as described in Schedule A (the “Asset Sales”). POSCO agrees it shall provide any commercially reasonable consents that are required to complete the Asset Sales. For the avoidance of doubt, the parties agree that they intend to sell all of EMLLC’s assets in an orderly manner in the context of the market.

The budget (the “Sales Budget”) for Asset Sales will be developed during the restructuring period with input from A.M. King and/or other qualified experts. In the event actual sales offers differ from estimated sales values outlined in the Sales Budget, Nevada Moly, LLC (“Nevada Moly”) will be given full authority to execute an Asset Sale, up to a limit of a 15% differential in value from the Sales Budget. POSCO’s and GMI’s consent shall be required to the conditions and prices of asset sales in case there is a differential value of more than 15% from the Sales Budget.

Proceeds from any Asset Sale shall be first used to fund the Minimum Balance Requirement (as defined below). So long as the Minimum Balance Requirement is met, all proceeds from Asset Sales shall be distributed as follows: first, until the Accrued Interest (as defined below) has been paid in full and the capital contributed by POSCO (the “Contributed Capital”) has been returned in full, (a) 80% to POSCO to be applied first as payment of the Accrued Interest and then as return of the Contributed Capital (“RoCC”) and (b) 20% to POSCO as a preferred distribution that is not treated as payment of the Accrued Interest or RoCC; and thereafter, 80% to Nevada Moly and 20% to POSCO. To illustrate the foregoing:

Asset Sale #1: if immediately prior to Asset Sale #1, the Minimum Balance Requirement is $7,500,000, the Reserve Account is $5,000,000, the Accrued Interest is $100,000, the balance of the Contributed Capital equals $37,000,000, and the net proceeds (after payment of legal fees and other expenses incurred in connection with such transaction) from such Asset Sale are $15,000,000, then (a) $2,500,000 shall be paid to the Reserve Account to fully fund the Minimum Balance Requirement, and (b) the remaining $12,500,000 shall be distributed to POSCO so that (i) $10,000,000 (80% of $12,500,000) is applied first as payment of the Accrued Interest ($100,000) and then as RoCC ($9,900,000) and (ii) $2,500,000 (20% 0f $12,500,000) is a preferred distribution to POSCO.

Asset Sale #2: if Asset Sale #2 occurs with net proceeds of $50,000,000, a fully funded Reserve Account of $7,500,000, accrued interest of $400,000, and a balance of Contributed Capital equal to $27,100,000 ($37,000,000 minus $9,900,000), then (a) $0 shall be paid to the Reserve Account, (b) $34,375,000 shall be distributed to POSCO so that (i) $27,500,000 (80% of $34,750,000) is applied first as payment of the Accrued Interest ($400,000) and then as RoCC ($27,100,000, and thus paid off) and (ii) $6,875,000 (20% of $34,375,000) is a preferred distribution to POSCO, and (c) the remaining $15,625,000 shall either be retained in EMLLC or distributed, in whole or in part, in accordance with the members interests (80% Nevada Moly and 20% POSCO), as determined by the unanimous vote of the members of EMLLC.

For clarity, after payment in full of the RoCC and the 20% preferred distribution to POSCO, any future distributions shall be made in accordance with the EMLLC Operating Agreement.

The Operating Agreement shall be amended to reflect these terms.

EMLLC Reserve Account:	The parties agree cash sweeps following Asset Sales will be permitted once the EMLLC Reserve Account (the “Reserve Account”) reaches a balance of $7.5 million (the “Minimum Balance Requirement”).
Deferral of the Return of Capital Contribution (“RoCC”):
Except as provided upon an Asset Sale, the RoCC will be deferred until the earlier of a) commercial production being achieved at the Mount Hope Project, b) EMLLC being placed into bankruptcy, or c) GMI (or its successor in a restructuring of GMI) being placed into bankruptcy (excluding pursuant to the Plan). Such RoCC amount shall be reduced by cash sweeps from Asset Sales as outlined above.

The amendment to the EMLLC limited liability company agreement (the “LLC Agreement”) that defers the RoCC will include that POSCO will be entitled to quarterly accrued and compounded interest on the unreturned Contributed Capital at a rate of 1.50% per annum (the “Accrued Interest”), which will accrue beginning on confirmation of the Plan and will be payable prior to the RoCC.

Waiver & Modification of the Change of Control (“CoC”) Put:

Deferral of any potential exercise of the CoC put associated with the creation of the restructured GMI entity according to the Plan for 12 months starting from the date this Term Sheet is executed. For clarity, this deferral shall not extend to any other parties which may be involved in future Change of Control that is not a part of the Plan. The Put Price for the purpose of Section 14.6 of EMLLC Operating Agreement shall be the Fair Market Value pursuant to Section 14.5 (d) under the Appraisal Procedure pursuant to Section 14.5 (e) whereby POS-Minerals’ Membership Interest shall be valued as if it was being valued as an Encumbered Interest.

EMLLC Governance:
As part of the ongoing governance and management of EMLLC:
(i) EMLLC will be charged an annual $100,000 management fee by GMI (or its successor in a restructuring of GMI) in exchange for management services);
(ii) The Representatives of the Members of EMLLC will agree on an updated plan and Care and Maintenance Budget for EMLLC. The yearly budget (whether Care and Maintenance or a revised Initial Budget) for EMLLC shall be agreed by the 15th of December of every year for the budget of following year. The Care and Maintenance Budget for EMLLC in 2021 shall continue to be funded by the amounts in the Reserve Account and shall not exceed the amount that is available in the Reserve Account at the end of 2020. It is estimated that the yearly Care and Maintenance Budget (after 2021 and after the completion of GMI’s restructuring, but prior to and without taking into account the proceeds from a Financing) will be a minimum of $1,200,000 per year in aggregate.
(iii) EMLLC agrees to furnish internally generated financial statements on a quarterly and annual basis, which POSCO can audit at its own cost, and Sections 9.1 and 9.4 of the Operating Agreement will be revised accordingly;
(iv) GMI shall contribute Kobeh Valley Ranch (“KVR”) to EMLLC, subject to an option, on terms acceptable to EMLLC, MHMI and POSCO, in favor of MHMI to purchase KVR or its assets if (i) EMLLC’s members elect not to provide the capital needed to fund the care and maintenance budget required for the Mt. Hope Project, or (ii) EMLLC terminates or defaults on the Lease Agreement between EMLLC and MHMI, as outlined in the term sheet between MHMI, EMLLC and GMI.

The undersigned hereby agree to the foregoing terms.

General Moly, Inc. By: /s/ Thomas M. Kim Name: Thomas M. Kim Title: Chief Restructuring Officer Nevada Moly, LLC By: /s/ Thomas M. Kim Name: Thomas M. Kim Title: ____________________

POS-Minerals Corporation By: /s/ Hyo Wook Park Name: Hyo Wook Park Title: Director
Resource Capital Fund VI L.P. By: /s/ M. Hills Name: Mason Hills Title: General Counsel

Schedule A
Asset Available for Sale

Electrical Transformers
HDPE Pipe
Containerized laboratory
Hydrocyclones & distributors
Verical grinding mill
Electrical Substation
Underground Power Cable
Diesel Generator, 600kW
Diesel Generator, D150-6S
Turbine pumps and motors
Steel pipe, ~14,200 ft, mostly 4.5-inch dia.
Booster station electrical houses
Atlas Trailer Park (Valhalla Villa)
Subdivision property, 137 acres
Gyratory crusher & motor
Gyratory spare parts & misc
Gyratory crusher & motor
Gyratory spare parts & misc
SAG mill (w/o liners)
SAG drive
Ball mills (w/o liners)
Ball mill drives

Exhibit D

New Moly Operating Agreement Term Sheet

Execution Version
November 17, 2020

New Moly Operating Agreement

Summary of Indicative Terms and Conditions

For Discussion Purposes Only

This non-binding term sheet is a preliminary summary of the indicative basic terms and conditions for the proposed creation of a new limited liability company to hold Avanti Kitsault Mine, Ltd. (“Avanti Kitsault”) and General Moly (“General Moly”, or after confirmation of the plan, “Reorganized Moly”). See the proposed structure diagram on the last page of this summary of terms for a simplified version of what the company would look like at the end of the process. This is a preliminary non-binding summary and does not define all of the terms and conditions of the proposed company, but is a framework upon which documentation for this transaction would be structured, and is a basis for further discussion and negotiation of such terms as may be appropriate. Finalization of a new limited liability company, if it occurs, shall be subject to the execution and delivery of satisfactory documentation, and no party will have any rights, obligations or liabilities of any kind or nature until the execution and delivery of satisfactory documentation. This term sheet is confidential, and the indicative terms and conditions shall not be discussed with, or delivered to another person without the prior consent of the parties hereto. The parties acknowledge this term sheet is subject to the Mutual Confidentiality and Non-Disclosure Agreement dated January 17, 2020 between Avanti Kitsault and General Moly.

New Moly:
The creation of a new Delaware limited liability company to hold Avanti Kitsault and Reorganized Moly (“New Moly”). New Moly will be governed in accordance with its limited liability company operating agreement. New Moly will be taxed as a partnership.

Members:	The current owners of Avanti Kitsault plus certain General Moly creditors.
Initial Capitalization:
Initial ownership of New Moly following contribution of both Avanti Kitsault and Reorganized Moly to New Moly, assuming all creditors offered cash or equity settlement of liabilities elect for cash settlement, and prior to any funding of New Moly, is expected to be:
  RCF: 64.2%
  Mooney: 23.2%
  Hansen: 8.1%

  Other Creditors: 4.5%
Such percentages are subject to adjustment based on accrued interest with respect to the DIP Loan and reasonable legal fees incurred in connection therewith and this Transaction.

Execution Version

Membership Interests:
The deemed value of the members’ interests immediately following the completion of the transactions whereby all the members join New Moly is estimated to be $ 20,158,633.
In the future, New Moly may adopt a management and employee equity compensation plan vesting on an exit of New Moly at the current valuation (the “LTIP”). It is anticipated that the LTIP would not result in more than 10% dilution to all membership interests, with up to 2.5%-3% being initially reserved for management from the current Avanti Kitsault and Reorganized Moly that remain involved in New Moly. Any such plan, its vesting and awards shall all be subject to plan documentation approved by the board and the Requisite Interest Approval.

Accredited Investors:
All members must be accredited investors under the Securities Act. Each member must deliver a subscription agreement or equivalent document with customary representations and warranties regarding such member’s ownership of membership interests in New Moly. Each member must sign and deliver the operating agreement.

Admission of New Members:
No new members will be admitted to New Moly without approval by the board of directors plus Requisite Interest Approval (defined below) of the members. Any new member must deliver a subscription agreement or equivalent document with customary representations and warranties regarding such member’s ownership of membership interests in New Moly and sign and deliver the operating agreement.

Management:
New Moly to be managed by New Moly board of directors and officers appointed by the board of directors, subject to decisions that also require member approval. Board of directors to initially consist of 5 members, with a minimum of 3 and a maximum of 9.

Member Board Appointments:
RCF shall have the right to appoint all board members except the Mooney Representative as described below.
The initial board of directors is currently contemplated to consist of: Mario Caron, Bruce Hansen, an RCF appointee, a Mooney appointee and an independent director appointed by RCF.
Mooney shall be entitled to designate one nominee (a “Mooney Nominee”), for appointment to the board of directors of New Moly for a period of two years following the formation of NewCo. After the second anniversary of the formation of New Moly, so long as Mooney continues to own at least 20% of the membership units, Mooney shall be entitled to designate a Mooney Nominee, for appointment to the board of directors of New Moly, provided that, the Mooney Nominee is an individual eligible to serve as a director pursuant to applicable law. In addition, for so long as Mooney continues to own at least 10% of the membership units, Mooney shall also have the right to appoint an observer to the board of directors.
Designated, appointed directors may consider and act in the best interest of the member that appointed such director when making decisions for New Moly.

Execution Version

Board Observer Rights:	Members that have the right to appoint board members will also have board observer rights.
Member Approvals:
Certain key decisions would require the approval of the board of directors plus approval of 51% of all membership units (“Requisite Interest Approval”). Key decisions would include, but may not be limited to:
(a) incurring any indebtedness for borrowed money (which would include capital leases and equipment leases) in excess of $25,000; (b) guarantying the obligations of any other Person in excess of $25,000 in the aggregate; (c) effecting any transaction, or entering into, modifying or amending any agreement between New Moly or any subsidiary, on the one hand, and any member or director or affiliate of any member or director, on the other hand; (d) making any capital call, whether associated with membership interests or any other equity interest; (e) adopting a Profits Units Plan, or create or amend any management equity, phantom equity or profit sharing pool or plan of any kind, including the Profits Units Plan; (f) raising capital from any non-member third party; (g) other than issuing approved Profits Units, effecting any issuance of any equity interests or any options, warrants or other rights to acquire, or instruments convertible into equity interests; (h) effecting any valuation of New Moly or its equity; (i) admitting any additional or substitute members; (j) making any material deviations from an Approved Budget involving (x) with respect to the capital expenditure budget, changes of more than ten percent (10%) to the total capital expenditure amount for such calendar year or (y) with respect to the operating expenditure budget, increases of more than ten percent (10%) to the total operating expense amount for such calendar year; (k) effecting any merger or consolidation of New Moly or any subsidiary of New Moly; or any sale of all or substantially all of the assets of New Moly or any subsidiary of New Moly; or undertaking an initial public offering of equity interests in New Moly; (l) acquiring all or substantially all the equity interests in or assets of any other entity involving an amount in excess of $100,000; (m) making a decision to start construction of a project; (n) making any assignment for the benefit of creditors, or file a petition for relief under bankruptcy or insolvency laws; (o) deciding to voluntarily liquidate, dissolve or wind up New Moly or any subsidiary of New Moly; or (p) effecting any amendment to the certificate, or to the charter of any subsidiary of New Moly
Any amendment of the operating agreement that would directly, adversely affect the rights of a member individually will require the consent of the adversely affected member.

Voting will be proportional to each member’s ownership interest in the company.

Meeting and Approvals:	Meetings of the board and members may be in person, telephonically or via video. Decisions by the board and members may be made by voice vote, written consent or other reasonable method.
Budget:	New Moly will be operated pursuant to an annual budget approved by the board of directors.

Execution Version

Future Funding:
The board of directors plus Requisite Interest Approval may approve future funding of New Moly for ongoing activities and general company purposes. Capital calls, whether associated with membership interests or any other equity interest may be made on the members on terms and conditions approved by the board of directors plus Requisite Interest Approval. Capital calls will be offered to all members on a pro rata basis to their ownership at the time of the capital call. No member will be required to contribute additional capital in the future.
Members may make loans to New Moly (which shall not be treated as membership interests) so long as such loan is approved by the board of directors plus Requisite Interest Approval.

Transfers of Membership Interests:
No member will be allowed to sell, assign, gift or transfer their membership interests except strictly in accordance with the operating agreement. Attempted transfers not in accordance with the operating agreement will be void and not recognized by New Moly. Members may transfer to affiliates.

Right of First Refusal:
Members shall have a right of first refusal exercisable for a reasonable period of time, on a pro rata basis, to purchase any membership interests proposed to be sold by another member.
If no existing members purchase the offered membership interest in the right of first refusal process, it may be offered to third parties in accordance with the terms of the operating agreement, though the admission of any new member is subject to the provision of Admission of New Members, above.

Drag Along:	Members holding in excess of 51% of membership interests may “drag along” all other members and require a sale of their interests on substantially the same terms and conditions.
Tag Along:
If Members holding in excess of 51% of membership interests sell such interests in a change of control transaction, and do not drag along the other members, such other members may exercise their right to “tag along” in such sale and sell their interests on the same terms and conditions.

Put/Call:	No member would have a right to put their interests to New Moly or the other members, and New Moly would not have a right to call a member’s interests.
Tax Distributions:	New Moly will make tax distributions to its Members.
General Distributions:	Distributions other than tax distributions, may be made from time to time subject to a decision by the Board plus Requisite Interest Approval.
Reports:
New Moly shall prepare and provide the following reports to the Members in a form approved by the board of directors: audited annual financials; unaudited quarterly financials; monthly updates regarding New Moly’s activities and the status of its projects; and a copy of the Approved Budget.

Representations and Warranties:	Each member will make customary representations and warranties in the operating agreement.
Fiduciary Duties:	Fiduciary duties of members and directors to be waived, as allowed by applicable law.

Execution Version

Confidentiality:	Members and directors will be bound by confidentiality requirements during and following their tenure with New Moly.
Dissenters Rights:	No member will have dissenter rights and same shall be waived, to the full extent allowed by law.
Indemnification:	Indemnification of directors and members, as allowed by applicable law.
Competitive Activities and Conflicts of Interest:
Any member, director or affiliate thereof may engage in or possess an interest in other business ventures or investments of any nature or description, independently or with others, similar or dissimilar to the business of New Moly, and New Moly and the other members shall have no rights in and to such independent ventures or investments or the income or profits derived therefrom, and the ownership of or pursuit of any such venture or investment, even if competitive with the business of New Moly, shall not be deemed wrongful or improper.
Directors and members that have an interest in any transaction with New Moly may vote on and approve any such matter and will not be required to abstain when such a conflict is present.

Governing Law:	Delaware
Disputes:	All disputes will be decided by arbitration in Denver, Colorado.

Execution Version

Exhibit 1: Proposed NewCo Structure